Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Fourth Quarter and Year-End Financial Results

MOCKSVILLE, NORTH CAROLINA, February 10, 2012 - Bank of the Carolinas Corporation (Nasdaq: BCAR) today reported financial results for the three- and twelve-month periods ended December 31, 2011.

For the three-month period ended December 31, 2011, the Company reported a net loss available to common shareholders of $8.8 million as compared to a net loss of $2.5 million for the fourth quarter of 2010. The net loss per common share was $2.26 for the fourth quarter of 2011 compared with a net loss per share of $0.65 for the fourth quarter of 2010.

For the year ended December 31, 2011, the Company reported a net loss available to common shareholders of $29.2 million, or $7.49 per common share, compared to a net loss of $3.6 million, or $0.92 per common share, for the year ended December 31, 2010.

Fourth quarter and year-end results were negatively impacted by elevated levels of loan loss provisions and expenses related to foreclosed real estate as the Bank continues to aggressively work on reducing problem assets. The provision for loan losses totaled $3.0 million in the fourth quarter of 2011 as compared to $3.6 million in the fourth quarter a year ago. Costs related to foreclosed real estate were $1.2 million for the fourth quarter of 2011 as compared to $768,000 in the fourth quarter of 2010. For the full year of 2011, total credit-related costs totaled $22.8 million, or an 175.5% increase over the previous year’s costs of $8.3 million.

In addition, as of year-end the Company updated its evaluation of the likelihood of realization of a net deferred tax asset that had arisen principally as a result of operating losses incurred during the last four years. Based upon that evaluation, the Company determined that it is unlikely that any significant realization of any portion of the net deferred tax asset is likely to occur within a timeframe that would support a decision to continue to include a net deferred tax asset in the Company’s consolidated balance sheet. Accordingly, the Company recorded a provision for income taxes of $3.5 million during the fourth quarter to reduce the carrying value of the Company’s net deferred tax asset to zero, increasing the total provision for income taxes for the full year to $4.5 million.

The Company had significant improvement in the level of nonperforming assets for the third consecutive quarter as they decreased to $27.6 million or 5.68% of total assets at December 31, 2011 down from $33.0 million at December 31, 2010. The Company continued to build its allowance for loan losses in the fourth quarter bringing it to 2.63% of total loans as of December 31, 2011 as compared to 1.87% as of December 31, 2010. Net loan charge-offs amounted to $3.6 million for the fourth quarter of 2011 as compared to $3.1 million in the fourth quarter of 2010.

The Company’s net interest margin was 2.79% in the fourth quarter of 2011, which is a decrease from 3.12% in the fourth quarter in 2010. Noninterest expense year to date, excluding the costs related to foreclosed real estate, increased 8.5% in 2011 versus 2010. The increase year over year was mainly driven by increased FDIC premiums, legal expenses, and costs related to the Company’s compliance with the regulatory consent order put in place in the second quarter of 2011. Noninterest expense, excluding the costs related to foreclosed real estate, was reduced by 16.4% in the fourth quarter of 2011 versus 2010.

Total assets at December 31, 2011 amounted to $486.0 million, a decrease of 9.2% when compared to $535.0 million as of December 31, 2010. Loans totaled $307.9 million at December 31, 2011, a decline of 15.9% from a year earlier, and deposits increased 0.01% over the prior year to $416.2 million.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 4.09% and 5.66% respectively, while its total capital to risk-weighted assets ratio was 6.92% as of December 31, 2011.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is traded on the NASDAQ Global Market under the symbol “BCAR”.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

	December 31,
	2011	2010
Assets:	(Unaudited )	*
Cash and due from banks, noninterest-bearing	$5,044	$4,303
Temporary investments	30,722	15,592
Investment securities	112,404	110,373
Loans	307,907	366,153
Less, allowance for loan losses	(8,101)	(6,863)

Total loans, net	299,806	359,290
Premises and equipment, net	12,229	13,106
Other real estate owned	8,524	8,314
Bank owned life insurance	10,732	10,371
Other assets	6,506	13,621

Total Assets	$485,967	$534,970

Liabilities:
Noninterest bearing demand deposits	$34,034	$33,730
Interest-checking deposits	37,306	34,004
Savings and money market deposits	106,308	114,923
Time deposits	238,565	233,512

Total deposits	416,213	416,169
Securities sold under repurchase agreements	45,381	45,603
Federal Home Loan Bank advances	—	22,000
Subordinated debt	7,855	7,855
Other liabilities	2,485	1,639

Total Liabilities	471,934	493,266

Shareholders’ Equity:
Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(716)	(991)
Common stock, $5 par value per share	19,479	19,486
Additional paid-in capital	12,991	12,988
Retained earnings (loss)	(32,453)	(3,268)
Accumulated other comprehensive income	1,553	310

Total Shareholders’ Equity	14,033	41,704

Total Liabilities and Shareholders’ Equity	$485,967	$534,970

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,895,840	3,897,174
Book value per common share	$0.22	$7.32

*	Derived from audited financial statements

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

	Three months ended December 31		Year ended December 31
	2011	2010	2011	2010
Interest income	(Unaudited )	*	(Unaudited )	*
Interest and fees on loans	$3,983	$4,914	$17,398	$20,723
Interest on securities	753	711	3,175	3,318
Other interest income	17	8	59	53

Total interest income	4,753	5,633	20,632	24,094

Interest expense
Interest on deposits	982	1,197	4,387	5,036
Interest on borrowed funds	578	627	2,653	2,624

Total interest expense	1,560	1,824	7,040	7,660

Net interest income	3,193	3,809	13,592	16,434
Provision for loan losses	2,998	3,581	17,565	6,441

Net interest income after provision for loan losses	195	228	(3,973)	9,993

Noninterest income
Customer service fees	299	342	1,250	1,303
Increase in value of bank owned life insurance	92	91	361	361
Gains on investment securities	(397)	(24)	(391)	344
Other income (loss)	3	24	19	29

Total noninterest income	(3)	433	1,239	2,037

Noninterest expense
Salaries and benefits	1,737	1,559	6,684	6,959
Occupancy and equipment	503	573	2,074	2,238
FDIC insurance assessments	567	258	1,516	975
Data processing expense	231	214	885	821
Valuation provisions and net operating costs associated with foreclosed real estate	1,172	768	5,222	1,829
Other	1,002	866	4,593	3,526

Total noninterest expenses	5,212	4,238	20,974	16,348

Loss before income taxes	(5,020)	(3,577)	(23,708)	(4,318)
Provision for income taxes	3,547	(1,263)	4,543	(1,663)

Net loss	$(8,567)	$(2,314)	$(28,251)	$(2,655)
Dividends and accretion on preferred stock	(236)	(231)	(934)	(914)

Net loss available to common shareholders	$(8,803)	$(2,545)	$(29,185)	$(3,569)

Loss per common share:
Basic	$(2.26)	$(0.65)	$(7.49)	$(0.92)
Diluted	$(2.26)	$(0.65)	$(7.49)	$(0.92)
Weighted Average Common Shares Outstanding:
Basic	3,895,840	3,897,174	3,896,428	3,897,174
Diluted	3,895,840	3,897,174	3,896,428	3,897,174

*	Derived from audited financial statements

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the year ended December 31
	2011	2010	Change*
Average balance sheet data
Average loans	$341,459	$373,156	(8.49)%
Average earning assets	475,297	504,582	(5.80)
Average total assets	524,196	553,639	(5.32)
Average common shareholders’ equity	18,679	32,494	(42.52)
Average total shareholders’ equity	31,858	45,673	(30.25)

Period-end balance sheet data:
Total loans	$307,907	$366,153	(15.91)%
Allowance for loan losses	(8,101)	(6,863)	18.04
Total assets	485,967	534,970	(9.16)
Total deposits	416,213	416,169	0.01
Total common shareholders’ equity	854	28,525	(97.01)
Total shareholders’ equity	14,033	41,704	(66.35)

Asset quality indicators
Net loan charge-offs	$16,327	$7,745	110.80%
Total nonperforming loans	19,062	24,690	(22.80)
Total nonperforming assets	27,585	33,004	(16.42)

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	4.78%	2.08%	270	BP
Nonperforming loans to total loans	6.19	6.74	(55)
Nonperforming assets to total assets	5.68	6.17	(49)
Nonperforming assets to loan-related assets	8.72	8.81	(10)
Allowance for loan losses to total loans	2.63	1.87	76

Financial ratios
Return on average assets **	(5.39)%	(0.48)%	(491	)BP
Return on average common shareholders’ equity **	(156.25)	(10.98)	(14,527)
Net interest margin **	2.86	3.26	(40)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(7.49)	$(0.92)	(714.13)%
Diluted earnings (loss) per common share	(7.49)	(0.92)	(714.13)
Book value per common share	0.22	7.32	(97.01)

*	bps denotes basis points.
**	ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the three months ended December 31
	2011	2010	Change*
Average balance sheet data
Average loans	$313,836	$366,658	(14.41)%
Average earning assets	453,976	484,401	(6.28)
Average total assets	501,894	535,968	(6.36)
Average common shareholders’ equity	8,163	32,494	(74.88)
Average total shareholders’ equity	21,342	45,673	(53.27)

Asset quality indicators
Net loan charge-offs	$3,588	$3,061	17.23%

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	4.54%	3.31%	123	BP

Financial ratios
Return on average assets **	(6.77)%	(1.71)%	(506	)BP
Return on average common shareholders’ equity **	(427.84)	(31.07)	(39,677)
Net interest margin **	2.79	3.12	(33)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(2.26)	$(0.65)	(247.69)%
Diluted earnings (loss) per common share	(2.26)	(0.65)	(247.69)
Book value per common share	0.22	7.32	(97.01)

*	bps denotes basis points.
**	ratio annualized.